Exhibit 10.15.1

STOCK PURCHASE AGREEMENT

by and among

the Shareholders of C.I.M. Industries Inc.,

C.I.M. Industries Inc.

and

CHASE CORPORATION

Dated as of September 1, 2009

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 1, 2009 (the “Effective Date”), is by and among (i) Thomas A. Palmer, Trustee of the Thomas A. Palmer Family Trust, Robert E. Scribner, Trustee of the Robert E. Scribner Family Trust, Scott S. Scribner, Paul W. Sullivan, and Richard H. Stephens (collectively, the “Shareholders”), who are the holders of all of the issued and outstanding shares of capital stock (the “Shares”) of C.I.M. Industries Inc., a New Hampshire corporation (the “Company”), (ii) Chase Corporation, a Massachusetts corporation (the “Buyer”), and (iii) the Company.

WHEREAS, the Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to the Buyer, all of the outstanding shares of capital stock of the Company upon the terms and subject to the conditions set forth herein (the “Stock Purchase”);

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

Certain Definitions

As used in this Agreement the following terms shall have the following respective meanings:

Section 1.1             “Ancillary Agreements” mean, collectively, the Notes (as defined in Section 2.3(a)(ii) hereof), the Lease (as defined in Section 2.4(c) hereof), and the Non-Compete Agreements with the Shareholders (as defined in Section 2.4(b) hereof).

Section 1.2             “Business Condition” shall have the meaning set forth in Section 4.4 hereof.

Section 1.3             “Business Day” shall mean any day that is not Saturday, Sunday or a day on which banks in Massachusetts are permitted or required to be closed.

Section 1.4             “Closing” shall mean the consummation of the transactions contemplated by Article 2 of this Agreement in accordance with the terms and upon the conditions set forth herein (including, without limitation, the provisions of Section 1.5).

Section 1.5             “Closing Date” shall mean Friday, September 4, 2009; provided, that the Closing and the Closing Date shall not be deemed to have occurred unless and until all of the conditions of Closing set forth in this Agreement (including, without limitation, the receipt by each Shareholder of his respective portion of the Cash Consideration payable at the Closing) have been satisfied or waived on or before 12:00 p.m. (Eastern Time) on September 4, 2009, time being of the essence; provided, that such time on said date may be extended by the mutual agreement of the Buyer and the Shareholder Representatives (as defined in Section 2.5(a)).  If all of such Closing conditions have not been satisfied or waived by 12:00 p.m. (Eastern Time) on

Friday, September 4, 2009 (or, if applicable, such later time on said date as may be approved by the Buyer and the Shareholder Representatives), then the Closing and the Closing Date shall not be deemed to have occurred and this Agreement shall automatically terminate.

Section 1.6             “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

Section 1.7             “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 1.8             “Proportionate Share” shall mean, with respect to a particular Shareholder, such Shareholder’s proportionate ownership of the Shares (expressed as a percentage), as set forth in Exhibit A attached hereto.

Section 1.9             “Shares” shall mean all of the outstanding shares of common stock, $1.00 par value, of the Company.

ARTICLE 2

Sale of Stock; Closing; Shareholder Representatives

Section 2.1             Purchase and Sale.  On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, on the Closing Date the Shareholders will sell, and the Buyer will purchase, all of the Shares owned by the Shareholders, which constitute all of the issued and outstanding Shares.

Section 2.2             Time and Place of Closing.  The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Cook, Little, Rosenblatt & Manson, p.l.l.c., 1000 Elm Street, 20th Floor, Manchester, New Hampshire 03101.  In lieu of physical delivery of Closing documents on the Closing Date, the parties may, at their option, elect to deliver on the Closing Date any or all of such Closing documents by facsimile, emailed pdf files, or other means of electronic communication mutually agreed by the parties, in which case originals of such documents shall also promptly be delivered following the Closing.

Section 2.3             Payment of Purchase Price.

(a)           Purchase Price.  The purchase price for the Shares (the “Purchase Price”) consists of a combination of cash and the delivery of promissory notes of the Buyer, all as hereinafter set forth in this Section.  The various components of the Purchase Price shall be allocated among the Shareholders according to their respective Proportionate Shares.  At the Closing:

(i)            the Buyer shall pay or cause to be paid to the Shareholders, by wire transfer of immediately available funds (with respect to a particular Shareholder, to such account of such Shareholder as is specified in Exhibit A), an amount (the “Cash

Consideration”) equal to Sixteen Million Five Hundred Thousand Dollars ($16,500,000), subject to adjustment following the Closing as set forth in Sections 2.3(b)(i) and 2.3(c), and also subject to the provisions of Section 2.3(f); and

(ii)           Buyer will deliver to the Shareholders non-negotiable promissory notes (the “Notes”) in the aggregate principal amount of Three Million Dollars ($3,000,000) in substantially the form attached hereto as Exhibit B.

(b)           Company Cash.  All of the Company’s cash and cash equivalents (including marketable securities) as of the Closing Date (the “Company Cash”) will be treated as follows:

(i)            the NWC Cash (as defined in Section 2.3(c)(v)) shall be retained by the Company and shall be used in determining the Cash-Adjusted Closing Net Working Capital (as defined in Section 2.3(c)); and

(ii)           the remainder of the Company Cash (the “Retained Company Cash”), as determined at Closing by the Shareholder Representatives and the Buyer, will be retained by the Company and will be added to the amount of the Cash Consideration portion of the Purchase Price.

(c)           Net Working Capital.  The Company shall prepare a preliminary balance sheet of the Company as of the close of business on the Closing Date, which preliminary balance sheet shall be prepared on a basis consistent with the Company’s past practices and shall show the projected financial condition of the Company as of the close of business on the Closing Date.  Such preliminary balance sheet shall be delivered by the Company to the Buyer on or before the Closing.  In addition, within ten (10) days following the Closing Date, the Company’s current accounting firm, Maloney & Kennedy, PLLC, shall deliver to the Shareholder Representatives (as defined in Section 2.5) and the Buyer an actual balance sheet of the Company as of the Closing Date, which balance sheet (the “Closing Balance Sheet”) shall be prepared by the Company’s controller on a basis consistent with the Company’s past practices.  To the extent that the actual Net Working Capital as of the Closing (the “Closing Net Working Capital”), as shown in the Closing Balance Sheet, plus the NWC Cash (said sum being the “Cash-Adjusted Closing Net Working Capital”), varies from One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) the (“NWC Target”), the Cash Consideration portion of the Purchase Price will be adjusted dollar-for-dollar, up or down, in accordance with the following provisions:

(i)            As used herein, “Net Working Capital” means the Company’s total current assets (excluding cash, marketable securities, and notes receivable, and including accounts receivable and prepaid expenses) less total current liabilities, as computed in accordance with GAAP (as defined in Section 4.3).  Attached hereto as Exhibit J is a computation showing the Company’s Net Working Capital as of June 30, 2009 based on the 2009 Interim Financial Statements (as defined in Section 4.3(a)(ii)), and the amount of the Closing Net Working Capital shall be computed in the same manner shown in Exhibit J.

(ii)           The Closing Net Working Capital will be reduced dollar for dollar with respect to (i) any accounts receivable of the Company listed on Schedule 2.3(c)(ii) hereto, which Schedule 2.3(c)(ii) shall be amended as of the Closing Date to include any accounts receivable that are ninety (90) or more days past the invoice date (the “Excluded Accounts Receivable”), and (ii) any inventory of the Company listed on Schedule 2.3(c)(ii) hereto (the “Excluded Inventory”).  A count of the Company’s inventory at its Houston, Texas facility was made by the Company on Friday, August 28, 2009 (the “Inventory Count”), and representatives of the Buyer and of the Company’s accounting firm were present to observe the Inventory Count.  At the Closing, the Shareholder Representatives and the Buyer shall (A) update and agree upon the value of the Company’s inventory as of the Closing Date, using the Company’s established method of accounting and basing such value on the Inventory Count with adjustments for purchased raw materials received by the Company, raw materials processed by the Company, and inventory shipped by the Company subsequent to August 28, 2009 and prior to the Closing Date (such adjustments to be based on documentation provided by the Company in support thereof), and (B) estimate, and shall attempt to agree upon, the amount of the Closing Net Working Capital.  If, at the Closing, the Shareholder Representatives and the Buyer are unable to agree upon the amount of the Closing Net Working Capital, then they shall mutually determine the amount of the Net Working Capital within thirty (30) days following the Closing; provided, that, if they are unable to do so within such thirty (30) day period, then the determination of the amount of the Closing Net Working Capital shall be made by Ernst & Young LLP (or if such firm is unable or unwilling to do so, another mutually-agreed independent firm of nationally recognized public accountants that does not provide a material amount of services to either the Buyer or the Company) (the “Neutral Accountants”), and the fees and expenses charged by the Neutral Accountants shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Shareholders.

(iii)          If the Cash-Adjusted Closing Net Working Capital exceeds the NWC Target, then the amount of the Cash Consideration shall be increased by the excess amount.  In such case, if the amount of the Cash-Adjusted Closing Net Working Capital is determined at the Closing, then the excess amount shall be added to the Cash Consideration and such adjusted Cash Consideration amount shall be paid by the Buyer to the Shareholders at the Closing; otherwise, if the amount of the Cash-Adjusted Closing Net Working Capital is determined after the Closing, then the excess amount shall be paid by the Buyer to the Shareholders (in accordance with their respective Proportionate Shares), by wire transfer of immediately available funds (or such other form of payment as may be acceptable to the Shareholder Representatives), within ten (10) days following the date on which the Cash-Adjusted Closing Net Working Capital is so determined.

(iv)          If the Cash-Adjusted Closing Net Working Capital is less than the NWC Target, then the amount of the Cash Consideration shall be decreased by the deficiency amount.  In such case, if the amount of the Cash-Adjusted Closing Net Working Capital is determined at the Closing, then the deficiency amount shall be subtracted from the Cash Consideration and such adjusted Cash Consideration amount shall be paid by the Buyer to the Shareholders at the Closing; otherwise, if the amount of the Cash-Adjusted Closing Net Working Capital is determined after the Closing, then the deficiency amount shall be paid by the Shareholders (in accordance with their respective Proportionate Shares) to the Buyer, by wire transfer of immediately available funds (or such other form of payment as may be acceptable to the Buyer), within ten (10) days following the date on which the Cash-Adjusted Closing Net Working Capital is so determined.

(v)           Prior to the Closing, the Shareholders Representatives shall estimate the Closing Net Working Capital amount.  To the extent that such estimated amount is less than the NWC Target, the Shareholders Representatives shall cause the Company to retain an amount of cash (the “NWC Cash”) equal to the estimated deficiency and shall notify the Buyer and the Shareholders of the Closing Net Working Capital amount and the amount of NWC Cash.

(vi)          To the extent any of the Excluded Accounts Receivable are subsequently paid or any of the Excluded Inventory is subsequently sold within twelve (12) months of the Closing, the respective proceeds (of collection and/or sale) shall be remitted promptly by the Buyer to the Shareholders pro rata in accordance with their  respective Proportionate Shares.  Buyer shall make reasonable efforts to collect the Excluded Accounts Receivables and to sell the Excluded Inventory.  For purposes hereof, if a customer pays an invoice that Is not specifically applicable to a particular account receivable, the amount received shall be applied to the oldest account receivable(s) for that customer on the Company’s books.

(d)           Warranty Claims.  As of the Closing, the Company shall have accrued an expense of $57,920.39 (the “Reserved Product Warranty Expense Accrual”) for product warranty claims, including warranty expenditures and materials, related to the Stillwater Dam project and the Center Ethanol project (the “Reserved Product Warranty Claims”).  The Reserved Product Warranty Expense Accrual is in addition to $46,273.49 ($42,079.61 paid to Purcell and $4,193.88 for materials shipped for Purcell’s use) of warranty expenditures made to date by the Company on the Stillwater Dam project.  The Reserved Product Warranty Expense Accrual shall be considered a current liability of the Company for purposes of calculating the Closing Net Working Capital.

(e)           Houston Warehouse.

(i)            The construction of the Company’s warehouse at its Houston, Texas facility (the “Houston Warehouse”) has received a certificate of occupancy.  The Shareholders shall be responsible for the payment of all amounts required to (A) obtain the release of all mechanic’s liens pertaining to the construction of the Houston Warehouse filed against the Houston Warehouse real estate prior to the Closing Date (the “Houston Warehouse Construction Liens”), and (B) resolve any costs incurred by the Company arising out of disputes involving the construction of the Houston Warehouse (the “Houston Warehouse Dispute Costs”), including any such disputes between the Company and its former general contractor, The Hartford Construction Group, LLC (“Hartford Construction”), or any of Hartford Construction’s agents, or between the Company and any suppliers or materialmen to the

Houston Warehouse construction project (as an example, and not by way of limitation, the Houston Warehouse Dispute Costs include reasonable legal fees incurred by the Company in any litigation involving such disputes); provided, that any recovery made by the Company from Hartford Construction, any such suppliers or materialmen, or otherwise related to the Houston Warehouse construction project, whether by way of counterclaim or otherwise, shall be netted against the Houston Warehouse Dispute Costs.

(ii)           Prior to the Closing, the Company shall deposit the sum of Two Hundred Thirty-one Thousand Five Hundred Ninety-six and 78/100 Dollars ($231,596.78) (the “Houston Holdback Amount”) into a trust account (the “Trust Account”) with the Company’s law firm, Cokinos, Bosien & Young or such other law firm as the Shareholder Representatives and the Buyer may designate at any time hereafter (the “Law Firm”).  The Trust Account shall be maintained until all of the Houston Warehouse Construction Liens have been released or such earlier date as may be mutually agreed by the Shareholder Representatives and the Buyer, provided that the Law Firm shall be entitled to withdraw Fifty Thousand Dollars ($50,000) out of such Trust Account for payment of its fees and expenses and settlement of individual liens (the “Law Firm Fees and Expenses”) and may interplead the remaining funds in the Trust Account with the court having applicable jurisdiction over the Houston Warehouse Construction Liens (the “Interpleaded Funds”).  If any amounts are required to be expended to obtain releases of the Houston Warehouse Construction Liens or to pay for Houston Warehouse Dispute Costs beyond the Houston Holdback Amount, then such excess amounts shall be deemed to be Claims (as defined in Section 6.2) and shall be subject to the Buyer’s indemnification rights under Section 6.2.  Upon (A) the release of all of the Houston Warehouse Construction Liens, and (B) the payment of (or provision for payment of) all Houston Warehouse Dispute Costs, then any remaining portion of the Houston Holdback Amount shall be paid to the Shareholders pro rata according to their respective Proportionate Shares.

(iii)          No funds, except for the Law Firm Fees and Expenses and the Interpleaded Funds, shall be expended from the Trust Account without the approval of the Shareholder Representatives and the Buyer.

(iv)          The Shareholder Representatives and the Buyer shall confer or discuss by telephone (or, if necessary, meet at a mutually-agreed location) no less than monthly to review the status of Houston Warehouse Construction Liens and Houston Warehouse Dispute Costs and, except for the Law Firm Fees and Expenses and the Interpleaded Funds, to jointly approve the withdrawal from the Houston Holdback Account and distribution to the Shareholders of such amounts as may be appropriate in light of liens that have been released and costs resolved.  In the event the Houston Holdback Amount proves insufficient to satisfy in full all such requirements and costs, then such excess amounts shall be deemed to be Claims (as defined in Section 6.2) and shall be subject to the Buyer’s indemnification rights under Section 6.2.

(f)            Einhorn.  Einhorn Associates, Inc. (“Einhorn”) is serving as investment banker for the Company and the Shareholders and is entitled to a fee upon the consummation of the Stock Purchase.  Notwithstanding anything to the contrary in this Agreement, the

Shareholders hereby request that Buyer pay, and Buyer hereby agrees to pay, a certain portion of the Purchase Price otherwise payable to the Shareholders, as follows:

(i)            with respect to the Cash Consideration payable to the Shareholders, (A) Buyer shall pay to Einhorn, from the Cash Consideration payable at the Closing, such amount as is designated by the Shareholder Representatives as being payable to Einhorn at the Closing (the “Einhorn Closing Payment”), which amount shall be completed in Exhibit A, and (B) Buyer shall pay the balance of the Cash Consideration payable to the Shareholders at the Closing pro rata in accordance with their respective Proportionate Shares (as set forth in Exhibit A); and

(ii)           with respect to any payment of principal, interest, or late charges under each Note, Buyer shall pay (A) one percent (1%) of the amount of such payment to Einhorn, and (B) the balance of such payment amount to the payee of such Note.

Any such payment to Einhorn shall be made by wire transfer of immediately available funds to such bank or other financial institution account for Einhorn as is set forth in Exhibit A (or to such other account with a bank or other financial institution located within the United States as may hereafter be designated by Einhorn in writing to Chase).

(g)           Notices to Shareholders.  Buyer agrees that it shall provide prompt written notice to all Shareholders (using the list of names and addresses as provided herein or as updated in writing by the Shareholder Representatives) of each post-Closing payment made by Buyer to the Shareholders and to Einhorn under this Agreement (including all payments made by Buyer pursuant to the Notes).

Section 2.4             Closing Matters.  At the Closing:

(a)           the Shareholders shall deliver to the Buyer (i) certificates for all of the Shares, with appropriate stock powers attached, properly signed, together with the related stock books and stock transfer records; (ii) copies of the Articles of Incorporation of the Company, certified as of recent date by the Secretary of State of New Hampshire; (iii) copies of the Bylaws of the Company, certified as of the Closing Date by the Secretary of the Company; and (iv) the original minute and stock books of the Company, certified as of the Closing Date by the Secretary of the Company;

(b)           each Shareholder shall deliver to the Buyer a duly executed copy of a non-competition agreement (a “Non-Compete Agreement”) in the form attached as Exhibit C hereto;

(c)           The Company and ALROX, LLC shall execute and deliver a lease for the Company’s premises located at 23 Elm Street, Peterborough, New Hampshire (the “Lease”) in substantially the form set forth in Exhibit D attached hereto;

(d)           The Buyer shall deliver the Cash Consideration and the Notes to the Shareholders as set out and subject to adjustments as set forth in Section 2.3 hereof;

(e)           The Company shall deliver to the Buyer the written opinion, dated the Closing Date, of Messrs. Cook, Little, Rosenblatt & Manson, pllc, counsel to the Shareholders and the Company, in the form set forth in Exhibit F hereto; and

(f)            The Buyer shall deliver to the Shareholders the written opinion, dated the Closing Date, of Hughes & Associates, counsel to the Buyer, in the form set forth in Exhibit G hereto.

Section 2.5             Shareholder Representatives.

(a)           Robert E. Scribner and Paul W. Sullivan are hereby appointed by the Shareholders to act as representatives and agents for the Shareholders (each a “Shareholder Representative”).  All actions to be taken by the Shareholder Representatives under this Agreement shall be evidenced by, and may only be taken upon, the written direction of both of the Shareholder Representatives.  Any notices sent to the Shareholder Representatives shall be sent to both of them.

(b)           The Shareholders hereby authorize the Shareholder Representatives to:

(i)            make all decisions relating to the determination of the Closing Net Working Capital and any resulting adjustment to the Cash Consideration portion of the Purchase Price pursuant to Section 2.3(c);

(ii)           take all action, including making payments from the Houston Holdback Amount to obtain a certificate of occupancy for the Houston Warehouse and releases of all Houston Warehouse Construction Liens;

(iii)          take all action necessary in connection with the defense and/or settlement of any claims for which the Shareholders may be required to indemnify the Buyer pursuant to Section 6.2;

(iv)          give and receive all notices required to be given by or to the Shareholders under this Agreement (other than the notices required to be given to all Shareholders pursuant to Section 2.3(g)); and

(v)           take any and all additional action as is contemplated to be taken by or on behalf of Shareholders by the terms of this Agreement.

(c)           Except for fraud, bad faith, or willful breach of this Agreement by the Shareholder Representatives, all decisions and actions by the Shareholder Representatives pursuant to the authority granted to them by this Section 2.4 shall be binding upon all of the Shareholders, no Shareholder shall have the right to object, dissent, protest, or otherwise contest the same, and the Buyer and the Company may rely upon such authority and the decisions and actions so taken by the Shareholder Representatives.  In the event that either Shareholder Representative dies, becomes unable to perform his responsibilities hereunder, is removed (by a majority vote of the Shareholders according to their respective Proportionate Shares), or resigns from such position, then the Shareholders shall select a successor Shareholder Representative (by majority vote of the Shareholders according to their respective Proportionate Shares) and shall notify the Buyer and Company thereof in writing; provided, that the Shareholders hereby agree that the first such successor Shareholder Representative shall be Scott S. Scribner.

ARTICLE 3

Representations and Warranties of Each Shareholder

Each Shareholder hereby represents and warrants to the Buyer as follows:

Section 3.1             Authorization; etc.

(a)           Such Shareholder has full power and authority to execute and deliver this Agreement and to perform his obligations under this Agreement.  This Agreement is the legal, valid and binding obligation of such Shareholder, enforceable against him in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b)           The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) violate any provision of, or be an event that is, or with the passage of time will result in, a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of such Shareholder’s Shares pursuant to any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which such Shareholder is a party or by which he is bound, or (ii) violate or conflict with any other material restriction of any kind or character to which such Shareholder is subject (other than such restrictions, if any, that are being terminated prior to the Closing, including pursuant to Section 7.7).

(c)           Upon consummation of the Stock Purchase at the Closing as contemplated by this Agreement, the Buyer will acquire title to all of such Shareholder’s Shares, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances of any kind.

(d)           Schedule 4.9 contains a list of all governmental and other registrations, filings, consents, transfers, applications, notices, approvals, orders, qualifications, licenses, permits, approvals, other authorizations and waivers and other actions of any kind required to be made, filed, given or obtained by such Shareholder with, to or from any persons or governmental authorities or private agencies in connection with the consummation of the Stock Purchase.

Section 3.2             Disclosure.  To such Shareholder’s knowledge, no representation, warranty or statement made by the Shareholders or the Company in this Agreement or in the Schedules attached hereto or in the certificates or other written materials required to be furnished to the Buyer or its representatives, attorneys and accountants in connection with this Agreement and the transactions contemplated hereby or thereby, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

Section 3.3             Brokers, Finders, etc.  Except as set forth in Schedule 3.3, such Shareholder has not employed and is not subject to any claim of, any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission upon the consummation of the transactions contemplated hereby.

ARTICLE 4

Representations and Warranties of All Shareholders

The Shareholders, severally in accordance with their respective Proportionate Shares, and subject to the provisions of Section 11.9, hereby represent and warrant to the Buyer as follows:

Section 4.1             Incorporation; Authorization; etc.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Hampshire.  The Company (i) has all requisite corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted; (ii) is in good standing, and is duly licensed, authorized or qualified to transact business in each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so qualified; and (iii) has all government licenses, permits, approvals and other authorizations necessary to own its properties and assets and carry on its business as it is now being conducted.

(b)           Except as set forth in Schedule 4.1(b), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Company’s governance documents, (ii) violate any provision of, or be an event that is, or with the passage of time will result in, a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of the Company’s assets or properties pursuant to any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Company is a party or by which it is bound, or (iii) violate or conflict with any other restriction of any kind or character to which the Company is subject.

Section 4.2             Capitalization; Structure; No Investments.

(a)           The authorized capital stock of the Company consists of 15,000 shares of common stock, par value $1.00 per share, of which 3,910 shares are issued and outstanding.  All of the issued and outstanding shares of the Company’s capital stock are validly issued, fully paid and nonassessable and owned by the Shareholders as set forth in Exhibit A.  There are no outstanding obligations, options, warrants or other rights of any kind to acquire shares of capital stock of any class of the Company or any interest in the Company or any of its businesses.

(b)           The Company has no subsidiaries and no equity investment of any kind in any corporation, association, partnership, joint venture or other entity.

Section 4.3             Financial Statements.

(a)           There have been previously delivered to the Buyer true and complete copies of the following:

(i)            the reviewed financial statements of the Company for each of the Company’s three (3) most recent fiscal years (i.e., the Company’s fiscal years ending December 31, 2006, December 31, 2007, and December 31, 2008) (collectively, the “Financial Statements”); and

(ii)           the management-prepared, unaudited balance sheet and statement of income of the Company as of June 30, 2009 (the “2009 Interim Financial Statements”).

(b)           The Financial Statements and the 2009 Interim Financial Statements are complete and accurate in all material respects and were prepared in accordance with the books and records of the Company.  The Financial Statements were prepared in accordance with generally accepted accounting principles in the United States of America consistently applied on a basis consistent with the Company’s past practices including for the periods involved (“GAAP”) (unless and then to the extent otherwise stated therein) and present fairly in all material respects the financial position, results of operations or other information included therein of the Company for the periods or as of the dates therein set forth, in each case in accordance with GAAP.

Section 4.4             Title; Leases; Condition of Properties.

(a)           Except as set forth in Schedule 4.4 hereto, the Company has good and marketable title, free and clear of any liens, claims, charges, options or other title defects or encumbrances, to each piece of real and personal property reflected on or included in the December 31, 2008 balance sheet and to each piece of real and personal property acquired by the Company since the date of such balance sheet, except where the failure to have such good and marketable title would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, or condition (financial or otherwise) (collectively, the “Business Condition”) of the Company.

(b)           Except as set forth in Schedule 4.4 hereto and except with respect to any lease terminable on 30 days’ notice or less, each lease on each piece of leased or occupied real property listed opposite its name in Schedule 4.4 (a complete copy of each of which leases has been previously delivered to the Buyer), which together constitute all real property leased by the Company is binding on the Company, and to the knowledge of the Shareholders, each other party thereto; no default, event of default or event which, with the giving of notice, the passage of time or both would constitute a default or event of default, exists and is continuing under any such lease with respect to the tenant or, to the Shareholders’ knowledge, with respect to the landlord under any such lease; the tenant under each such lease is now in possession of such leased real property; there is no pending, or to the knowledge of the Shareholders threatened, proceeding that might interfere with the quiet enjoyment of the tenant under any such lease; and neither the Stock Purchase nor any transaction contemplated by this Agreement shall constitute a default under any such lease.

(c)           Except as set forth in Schedule 4.4 hereto, to the knowledge of the Shareholders, the leased premises and operations of the Company conform in all respects with all applicable restrictive covenants, deeds and restrictions and all applicable Federal, state and local laws, ordinances and regulations (including those relating to zoning and environmental protection) except where a failure so to conform would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company.  To the knowledge of the Shareholders, all leased premises or operations of the Company that are subject to the Occupational Safety and Health Act of 1970, as amended, comply in all respects with employee working conditions as prescribed by such Act except where a failure so to comply would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company.

(d)           To the knowledge of the Shareholders, the Company’s plant and equipment are in working order adequate for the purposes for which the Company is currently using such plant and equipment.  No other representation or warranty is made as to the condition of any of such plant or equipment, nor as to whether such plant and equipment will continue to remain in such working order or whether such working order is or will be satisfactory to the Buyer.  Without limiting the generality of the foregoing disclaimers, the Buyer acknowledges and agrees that (i) various improvements might be made to such plant and equipment (including, without limitation, the Buyer-Identified Improvements (as defined below)), and (ii) the Shareholders shall have no liability or responsibility for any Buyer-Identified Improvement nor for any other improvement that may be necessary or desirable.  As used herein, the “Buyer-Identified Improvements” include blender replacement, low NOX boiler retrofit, stack test, bag dump stations, and air conditioning for isocyanate storage area.

Section 4.5             Inventories.  Except as set forth in Schedule 4.5 hereto, the inventories reflected on the December 31, 2008 balance sheet or thereafter acquired by the Company consist primarily of items of a quality and quantity usable or saleable in the ordinary course of business at the amount reflected on such balance sheet, in the case of inventories reflected thereon, or, in the case of such inventories acquired after the date of such balance sheet, at the amount reflected on the books of the Company.

Section 4.6             Changes.  Except as set forth in Schedule 4.6 hereto or as reflected in the 2009 Interim Financial Statements, since December 31, 2008, there has not been:

(a)           any material adverse change in the Business Condition of the Company from that shown in the December 31, 2008 balance sheet;

(b)           any material decrease in the total assets or net worth of the Company from the amounts reflected on the December 31, 2008 balance sheet, other than decreases resulting from depreciation in accordance with the accounting practices of the Company in effect as of the date of such balance sheet;

(c)           any change in any of the assets, licenses, permits or franchises of the Company that could, in the aggregate, have a material adverse effect on the Business Condition of the Company, or any change in the nature of the business, methods of accounting or accounting practice, or manner of conducting business that could, individually or in the aggregate, have a material adverse effect on the Business Condition, licenses, permits or franchises of the Company;

(d)           any damage, destruction or other casualty loss that could, in the aggregate, have a material adverse effect on the Business Condition of the Company;

(e)           any amendment, modification or termination of any existing, or entering into any new, contract (other than purchase or sales orders entered into in the ordinary course of business), agreement, Plans (as defined in Section 4.15 hereof), lease, license, permit, franchise or arrangement that could, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company;

(f)            any bonus paid or any increase in the rate of compensation or in the benefits payable or to become payable to any officer or other employee of the Company over the levels in effect at December 31, 2008;

(g)           any disposition by the Company of any asset other than in the ordinary course of business that had a net book value at the time of disposition of $5,000 or more; or

(h)           any direct or indirect redemption, purchase or other acquisition of, or any declaration, setting aside or payment of any dividend or other distribution on or in respect of, any Shares.

Section 4.7             Litigation; Orders.  Except as provided in Schedule 4.7 hereto, there are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending, or to the knowledge of the Shareholders threatened, against the Company and not covered by adequate insurance or the Reserved Product Warranty Expense Accrual that could result in a judgment against it in an amount that exceeds $5,000 or that could, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company.

There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against the Company or any of its properties or businesses that may have the effect of prohibiting the Stock Purchase or any business practice or the conduct of any business by the Company.  No condemnation proceeding has been commenced against any asset of the Company, and, to the Shareholders’ knowledge, there is no basis or ground for any such proceeding.

Section 4.8             Copyrights; Trademarks; Patents; etc.  Schedule 4.8 contains a description of all registered copyrights, trademarks, trade names, patents and similar rights owned by or registered in the name of the Company (“Trade Rights”).  The Company possesses adequate and enforceable rights to use in its business as presently conducted (without payment) all its Trade Rights and has not received any unresolved notice of conflict that asserts the rights of others with respect thereto, and, to the Shareholders’ knowledge, there is no basis or ground for any such notice of conflict.  The Company has in all material respects performed all the obligations required to be performed by it, and is not in default in any material respect, under any agreement relating to any Trade Right.

Section 4.9             Licenses; Approvals; Other Authorizations; Consents.

(a)           Except as set forth in Schedule 4.9, no governmental licenses, permits, approvals and other authorizations are used or required by the Company in the conduct of its business, except for such licenses, permits, approvals and other authorizations (i) as are in full force and effect and (ii) the failure to have which would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company.  No proceeding is pending or threatened seeking the revocation or limitation of any such license, permit, order or other authorization.

(b)           Schedule 4.9 contains a list of all governmental and other registrations, filings, consents, transfers, applications, notices, approvals, orders, qualifications, licenses, permits, other authorizations and waivers of any kind required to be made, filed, given or obtained by any of the Shareholders or the Company with, to or from any persons or governmental authorities or private agencies in connection with the consummation of the Stock Purchase.  To the knowledge of the Shareholders, the conduct of the business of the Company complies in all material respects with all applicable laws, governmental licenses, permits, orders and other authorizations that are applicable thereto except where the failure so to comply would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company, and each license, permit, order and other authorization that is material to the Business Condition of the Company has been obtained and is in full force and effect, and will not cease to remain in full force and effect in accordance with its terms by reason of the Stock Purchase.

Section 4.10           Labor Matters.  No work stoppage against the Company is pending, or to the knowledge of the Shareholders, threatened.  The Company is not involved in or, to the knowledge of the Shareholders, threatened with any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving its employees.  None of the employees of the Company is represented by any labor union, and there is no collective bargaining agreement in effect with respect to the employees of the Company.

Section 4.11           Liabilities.  Except as set forth in Schedule 4.11 and except for any obligations or liabilities related to the Reserved Product Warranty Claims in an aggregate amount not to exceed the Warranty Expense Accrual, the Company has no material obligations or liabilities of any nature, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, secured or unsecured, other than:

(a)           liabilities disclosed or provided for in the December 31, 2008 balance sheet (or in the notes to the December 31, 2008 Financial Statements), and

(b)           liabilities incurred in the ordinary course of business since December 31, 2008, none of which, individually or in the aggregate, could have a material adverse effect on the Business Condition of the Company.

Section 4.12           Contracts; Agreements; etc.  Except as set forth in Schedule 4.12 (true and complete copies of all contracts and other documents listed in Schedule 4.12 having previously been made available to the Buyer), the Company is not a party to or subject to any of the following:

(a)           any agent’s, salesman’s, broker’s, dealer’s, distributor’s franchise, subcontractor’s or manufacturer’s representative contract or similar agreement, arrangement or understanding, whether written or oral, express or implied, or having any other basis, with respect to the manufacture, sale or distribution of products of, or furnishing of services by, the Company that is not terminable on notice of 30 days or less without penalty or other financial obligation;

(b)           any employment or consultation contract, or other compensation commitment or arrangement, whether written or oral, express or implied, or having any other basis (except for contracts included in Schedule 4.15 or otherwise provided for herein) that (i) is not terminable on notice of 30 days or less without penalty or other financial obligation, and (ii) under which any officer or employee of the Company receives total salary and other compensation from the Company of $25,000 or more per annum or more than $50,000 over the term of the contract;

(c)           any plan (except as included in Schedule 4.15) or any contract or arrangement, oral or written, or any statutory obligation providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or the like in excess of $10,000 in the aggregate (true and complete copies of any such plans, contracts or arrangements, or an accurate summary of the material terms thereof, having previously been made available to the Buyer);

(d)           any lease or other agreement or arrangement for the use of personal property involving payment of annual rentals in excess of $5,000 in the aggregate;

(e)           any contract, agreement, arrangement or license (including but not limited to contracts for indebtedness) with respect to which payments are denominated in a foreign currency;

(f)            any contract, agreement, loan or arrangement with any of the Shareholders or with any affiliate or relative of any of the Shareholders;

(g)           any insurance policies naming the Company as an insured or beneficiary or as a loss payable payee, or for which the Company has paid all or part of the premium in force as of the Effective Date (true and complete copies of all insurance policies listed in Schedule 4.12 having previously been made available to the Buyer);

(h)           any instrument or agreement relating to indebtedness by way of lease-purchase arrangements, conditional sale, guarantee or other undertakings (except purchase orders made in the ordinary course of business) on which others rely in extending credit, any joint venture agreements or any chattel mortgages and other security arrangements with respect to the personal property and equipment used by the Company;

(i)            except for shrink wrap licenses for off-the-shelf software, any license agreement, either as licensor or licensee (except as included in Schedule 4.8);

(j)            any contract or option for the purchase or sale of real property; or

(k)           any other uncompleted contracts (excluding sales and purchase orders made in the ordinary course of business consistent with past practices), whether written or oral, except those that (i) were made in the ordinary course of business, (ii) are terminable on 30 days’ or less notice by the Company without penalty or other financial obligation, and (iii) in each case involve aggregate future payments by or to the Company of $25,000 or less.

Except as set forth in Schedule 4.12, neither the Company nor, to the knowledge of the Shareholders, any other party to any such contract, agreement, plan, lease, license or permit, has breached any material provision of, or is in violation or default in any material respect under the terms of, or has caused or permitted to exist any event that with or without due notice or lapse of time or both would constitute a material default or material event of default, under any such contract, agreement, plan, lease, license or permit.  All such contracts, agreements, plans, leases, licenses and permits are valid and binding obligations of the Company and in full force and effect and the consummation of the Agreement will not result in any default thereof and will not require the consent of any other party thereto, and subject to the receipt of any consents or other matters referred to in Schedule 4.9, the execution and delivery of this Agreement by each of the Shareholders and the Company and the consummation of the transactions contemplated hereby will not violate any material provision of, or result in the acceleration of any material obligation under or the termination of, any such contract, agreement, plan, lease, license or permit.

Section 4.13           Interests of Certain Persons.  Except as set forth in Schedule 4.13, none of the Shareholders, the officers or directors of the Company, or any person with whom any officer or director of the Company has any direct or indirect relation by blood, marriage or adoption, has any interest in (i) any contract, arrangement or understanding with, or relating to, the business or operations of the Company; (ii) any right to receive any payment (whether in respect of money borrowed, services rendered, or otherwise) from the Company; (iii) any property (real or personal), tangible or intangible, used or intended to be used in, or pertaining to, the business or operations of the Company; or (iv) any business or entity that competes with the Company.

Section 4.14           Taxes.  The Company has timely filed or will file all Federal, state, local and foreign tax returns and filings required by applicable law to be filed by it for all taxable periods ended or ending on or before the Closing Date and has paid or, where payment is not yet required to be made, has set up an adequate accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and filings.  With respect to all taxable periods starting on or prior to the Closing Date but ending on the Closing Date, the Company has set up or will set up an adequate accrual for the payment of all taxes required to be paid with respect to those periods (treating for this purpose the Closing Date as the last day of a taxable period of the Company whether or not the Closing Date is in fact the last day of such taxable period).  All tax returns and filings required to be made, including any amendments to the Effective Date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects.  The Company is not delinquent in the payment of any tax, assessment or governmental charge required to be paid by it.  No deficiencies for any tax, assessment or governmental charge have been asserted or assessed against the Company that has not been settled.  The Company has not executed any request for waiver or extension of the time to assess any tax that has not been revoked.  Except as set forth in Schedule 4.14, there have been no audits of the Federal, state, local and foreign income or franchise tax liabilities of the Company for any of the five (5) most recent fiscal years of the Company.  For the purposes of this Agreement, the term “tax” shall include all Federal, state, local and foreign taxes and all interest and penalties thereon.

Section 4.15           Employee Benefit Plans.

(a)           Schedule 4.15 contains a written list of all employee benefit plans relating to employee benefits with respect to which the Company has or may incur any future or contingent obligations, including, without limitation, all plans, agreements or arrangements relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements, health benefits, insurance benefits and all other employee benefit or fringe benefits (collectively, the “Plans”).  There have been furnished to the Buyer copies of all Plans, which copies are accurate and complete in all material respects.  The Company is not a participant in (i) any multiemployer plan within the meaning of Section 4101(a)(3) of ERISA or (ii) any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is subject to either Title IV of ERISA or Section 412 of the Code.

(b)           Each Plan has been administered and operated in accordance with its terms and applicable law except where the failure to do so would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company.  To the extent applicable, each Plan is “qualified” within the meaning of Section 401(a) of the Code and each related trust is exempt from tax under Section 501(a) of the Code.  A favorable determination letter has been received from the Internal Revenue Service with respect to each such Plan.  No liability under ERISA or otherwise has been incurred or, based upon existing facts, may be expected to be incurred with respect to any Plan, that would, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company.

(c)           The Company has not engaged in any transaction in connection with which it, directly or indirectly, would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code that would, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company.  The Company has not instituted proceedings to terminate any Plan.  To the Shareholders’ knowledge, there exists no condition or set of circumstances that presents a risk of the termination or partial termination of any Plan, which could result in a liability on the part of the Company in an amount that would, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company.

(d)           Full payment has been made of all amounts that the Company was or will be required under the terms of any of the Plans to have paid as contributions to such Plans on or prior to the Closing Date except as set forth in Schedule 4.15.

(e)           Other than for claims in the ordinary course for benefits under the Plans, there are no actions, suits, claims or proceedings, pending or, to the knowledge of Shareholders, threatened.

Section 4.16           Insurance.  The Company has in full force and effect the insurance policies listed in Schedule 4.12.  The Company will maintain or cause to be maintained in full force and effect all such insurance policies or replacement policies through the Closing Date.

Section 4.17           Environmental.  Except as set forth in Schedule 4.17 hereto:

(a)           the Company has all permits required by environmental laws and necessary for the conduct of the Company’s business other than those permits whose absence would not reasonably be expected to have a material adverse effect on the Business Condition of the Company, and the Company is in compliance with such permits and other requirements of applicable environmental laws;

(b)           neither the Company nor any Shareholder has received any written notice of claims by any governmental authority alleging that the Company has violated or not complied with any environmental laws, and no Shareholder has any knowledge that such action by a governmental authority is threatened;

(c)           neither the Company nor any Shareholder has received any written notice, claim, or request for information relating to any real property now or formerly owned or leased by the Company, or relating to any third party waste disposal site, alleging that the

Company is or may be liable to another person or governmental authority as a result of a release of contaminants or threatened release by or generated by the Company; and

(d)           the Shareholders have no knowledge of any release at or on any real property owned or leased by the Company that would reasonably be expected to have a material adverse effect on the Business Condition of the Company.

Section 4.18           Disclosure.  To the Shareholders’ knowledge, no representation, warranty or statement made by the Shareholders in this Agreement or in the Schedules attached hereto, or in the certificates or other written materials furnished to the Buyer at the Closing in consummating the Stock Purchase, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

Section 4.19           Brokers; Finders.  Except as set forth in Schedule 3.3, the Company has not employed, nor is the Company subject to any claim of, any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission upon the consummation of the transactions contemplated hereby.

ARTICLE 5

Representations and Warranties of the Buyer

The Buyer represents and warrants to the Company and to the Shareholders as follows:

Section 5.1             Incorporation; Authorization; etc.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  The Buyer has full corporate power and is duly authorized to perform its obligations under and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not violate any provision of the Articles of Incorporation or Bylaws of the Buyer or any provision of any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, law, statute, regulation or decree to which the Buyer is a party or by which the Buyer is bound and will not violate or conflict with any other material restriction of any kind or character to which the Buyer is subject.  This Agreement and the Ancillary Agreements constitute the legal, valid and binding agreements of the Buyer and each is enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 5.2             Brokers; Finders; etc.  The Buyer has not employed or is subject to any claim of any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from the Buyer upon the consummation of the transactions contemplated hereby.

Section 5.3             Litigation; Orders.  There are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or to the knowledge of Buyer threatened against Buyer and not covered by adequate insurance that could result in a judgment against it that could, individually or in the aggregate, have a material adverse effect on the Business Condition of the Buyer.  There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against the Buyer or any of its properties or businesses that may have the effect of prohibiting the Stock Purchase, or could affect materially any business practices of the Company following the Closing.

Section 5.4             Investment Purpose.  Buyer is buying the Shares for investment only and not with a view to resell in connection with any distribution thereof, except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and all other applicable securities laws.

Section 5.5             Financing.  As of the Effective Date Buyer has a commitment of financing from Bank of America (and Buyer has not been advised nor otherwise understands that there is any likelihood that such financing will not be available to Buyer on or before the Closing Date),  and on the Closing Date Buyer will have sufficient funds, to consummate the transactions contemplated by this Agreement to occur at the Closing.

ARTICLE 6

Survival of Representations
and Warranties; Indemnity

Section 6.1             Survival.

(a)           Subject to Section 6.1(b) hereof, the representations and warranties of the Shareholders and the Buyer included or provided for herein, or in the Schedules or any of the Ancillary Agreements, shall survive the consummation of the purchase of the Shares at the Closing for a period (the “Survival Period”) commencing on the Closing Date and continuing until the earlier of (i) the third (3rd) anniversary of the Closing Date, or (ii) the date on which the Notes shall become due and payable in full (including by reason of the exercise of any right of the holders of the Notes to accelerate the Buyer’s payment obligations thereunder, as provided for in the Notes).

(b)           If prior to the expiration of the Survival Period, the Shareholders shall have been notified of a Claim (as defined in Section 6.2) and such Claim shall not have been finally resolved or disposed of at such date, then any representation or warranty which is the basis for such Claim shall continue to survive as to such Claim and shall remain a basis for indemnity and set-off under Section 6.2 until such Claim is finally resolved or disposed of.

Section 6.2             Indemnification Set-off in favor of Buyer.  Subject to the provisions of this Section 6.2 and the other provisions of this Article 6, the Shareholders shall indemnify and hold harmless the Buyer and its successors and assigns, from, against and in respect of any and all damages, deficiencies, out-of-pocket costs and expenses (including reasonable attorneys’ fees), liabilities or losses (net, with respect to any indemnitee, of (i) any tax benefit that actually results in a reduction in the amount of any Federal, state, local or other income or other tax obligations of such indemnitee, and (ii) any applicable insurance coverage that may be available to such indemnitee or, in the case of any insurance coverage of the Company in effect on the Closing Date that is cancelled, not renewed, or otherwise terminated after the Closing, that would have been available to such indemnitee had such insurance coverage of the Company not been cancelled, not renewed, or otherwise terminated) incurred as a result of any breach of any representation or warranty, covenant or agreement of the Shareholders under this Agreement (subject to such netting, the “Claims”).  The Buyer’s right to indemnification under this Section 6.2 shall be subject to the following provisions:

(a)           Except as otherwise specifically provided in Section 6.2(c) below, no indemnification shall be payable by the Shareholders unless the total of all Claims shall exceed One Hundred Thousand Dollars ($100,000) in the aggregate (the “Threshold”), whereupon the amount of all Claims in excess of the Threshold shall be recoverable in accordance with the terms hereof;

(b)           Buyer’s sole right against the Shareholders shall be limited to the right of set-off against the then outstanding balance and accrued interest of the Notes, with such set-off being applied proportionately among the Shareholders in accordance with their respective Proportionate Shares; provided, that if a particular Claim relates to a particular Shareholder with respect to such Shareholder’s representations and warranties under Article 3 or to any covenant or agreement of such Shareholder under this Agreement, then the Buyer’s right of set-off for such Claim shall be made solely against such Shareholder’s Proportionate Share.  The foregoing set-off shall be applied first against the earliest principal and interest coming due.  The foregoing indemnification set-off shall be the sole liability of the Shareholders with respect to any Claims;

(c)           With respect to any Claims that (i) are Houston Warehouse Construction Liens (as referenced in Section 2.3(e)(i)) or Houston Warehouse Dispute Costs (as also defined in Section 2.3(e)(i)), (ii) are Reserved Product Warranty Claims in excess of the Reserved Product Warranty Expense Accrual, or (iii) involve a breach of any representation or warranty under Section 4.14 relating to taxes, Buyer’s right of set-off against the Notes as provided in Section 6.2(b) shall be from the first dollar thereof and without charge against the Threshold; and

(d)           Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall not be entitled to be indemnified, and the Shareholders shall have no responsibility, obligation, or liability whatsoever, with respect to any Claim or other damages, deficiencies, out-of-pocket costs and expenses (including reasonable attorneys’ fees), liabilities or losses related to:

(i)            any actual or alleged environmental contamination or other issues involving the Company’s former facility located in Oakland, California or the Company’s operations at that facility; or

(ii)           any capital or other expenditures related to the Company’s facilities in Houston, Texas (including, without limitation, the installation, repair, replacement, or removal of any equipment located at such facilities), all of which are being provided in “as is, where is” condition without any express or implied warranties of any kind or nature except as otherwise expressly set forth in Section 4.4(d).

All risks involving or related to any of the foregoing shall remain with the Company and are assumed by the Buyer.

Section 6.3             Indemnification Set-Off Sole Remedy.  Except as to those obligations to be performed by any Shareholder under any of the Ancillary Agreements after Closing, the indemnification set-off provisions contained in Section 6.2 shall be the exclusive remedy of the Buyer and its successors and assigns in connection with or arising from (a) any failure by any of the Shareholders to perform any of their covenants or obligations in this Agreement, or (b) any breach by any of the Shareholders of any of their warranties or representations contained in this Agreement.

Section 6.4             Indemnification by Buyer.  Buyer shall indemnify and hold harmless the Shareholders and their respective heirs, successors and assigns, from, against and in respect of any and all damages, deficiencies, out-of-pocket costs and expenses (including reasonable attorneys’ fees), liabilities or losses (net, with respect to any indemnitee, of (i) any tax benefit that actually results in a reduction in the amount of any Federal, state, local or other income or other tax obligations of such indemnitee, and (ii) any applicable insurance coverage that may be available to such indemnitee) incurred as a result of any breach of any representation or warranty, covenant or agreement of the Buyer under this Agreement.

Section 6.5             Claims for Indemnification.

(a)           Whenever any claim shall arise for indemnification hereunder (including, in the case of Buyer, for set-off against the Notes), the party seeking indemnification (or set-off) (the “Indemnified Party”) shall promptly notify the party from whom such indemnification (or set-off) is sought (the “Indemnifying Party”) of the claim in question (an “Indemnification Claim”) and, when known, the facts constituting the basis for such Indemnification Claim.  No delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder, except to the extent of any prejudice caused by or arising out of such delay.

(b)           In the event of any Indemnification Claim resulting from or that relates to any claim or legal proceeding by a third party (a “Third Party Indemnification Claim”), the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom and shall include copies of any correspondence, pleadings or other documentation received from the third party or its legal counsel relating to such Third Party Indemnification Claim.  The Indemnifying Party (and, in the case where the Shareholders are the Indemnifying Party, the Shareholder Representatives on behalf of the Shareholders), at the sole cost and expense of the Indemnifying Party, may, upon written notice to the Indemnified Party given within twenty (20) days after the date of the delivery of the notice of the Third Party Claim from the Indemnified Party, assume the defense of such Third Party Indemnification Claim with counsel approved by the Indemnified Party (which approval shall not be unreasonably withheld).  Until the expiration of such twenty (20) day period, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, settle or compromise any such Third Party Indemnification Claim to the extent that such settlement would impose any obligations on the Indemnifying Party.

(c)           If the Indemnifying Party assumes the defense of a Third Party Indemnification Claim, the Indemnified Party shall be entitled to participate in (but not control) such defense, with its counsel and at its own expense.  In addition, if the Indemnifying Party so assumes such defense, it shall take all steps reasonably determined by it to be necessary in the defense or settlement thereof; provided, however, that the Indemnifying Party shall not consent to any settlement or to the entry of any judgment with respect to such Third Party Indemnification Claim which does not include a complete release of the Indemnified Party from all liability with respect thereto or which imposes any liability or obligation on the Indemnified Party (other than an award of monetary damages that are to be paid or otherwise satisfied in full by the Indemnifying Party) without the prior written consent of the Indemnified Party.

(d)           If the Indemnifying Party does not assume the defense of any Third Party Indemnification Claim, (i) the Indemnified Party may defend against such Third Party Indemnification Claim in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim or legal proceeding on such terms as the Indemnified Party may reasonably and in good faith deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such Third Party Indemnification Claim, with its counsel and at its own expense.

Section 6.6             Equitable Relief.  Notwithstanding anything herein to the contrary, nothing herein shall preclude a party from obtaining injunctive relief or specific performance to enforce a breach of this Agreement.

ARTICLE 7

Covenants of the Shareholders, the Buyer and the Company

Section 7.1             Investigation of Business.

(a)           The Buyer may, prior to the Closing Date and through its own personnel, independent agents, accountants and attorneys, make such investigation of the Company, including, without limitation, the confirmation of cash and cash equivalents, inventories, receivables and liabilities, and the inspection of real and personal properties and equipment, as it deems necessary or advisable; provided, however, that such investigation shall not in any way release the Shareholders from their representations and warranties hereunder; and further provided that any such investigation shall be conducted upon reasonable prior notice in such a manner so as to minimize any disruption to the personnel and operations of the Company.  Consistent with the immediately preceding sentence, the Company and the Shareholders agree to permit the Buyer and its representatives to have full access to the premises and to all the books and records of the Company and to furnish the Buyer with such existing financial and operating data and other information with respect to the business and properties of the Company as the Buyer shall from time to time reasonably request.  In addition, the Company and the Shareholders will cause the Company’s accountants to make their personnel, work papers and such other requested documentation relating to their work papers and to their reports on the books and records of the Company, as is reasonably requested in connection with any such investigation, available to the Buyer and its independent agents, accountants and attorneys during regular business hours.

(b)           In the event that Buyer (i) is not reasonably satisfied as to the Company’s ongoing availability of a reliable and sustainable supply of proprietary raw materials (excluding, for purposes hereof, any such proprietary raw materials that have been disclosed to Buyer prior to the execution and delivery of this Agreement, such disclosure to be supported by reasonable documentation), or (ii) is not reasonably able to verify the Company’s product margins as reported to Buyer (based on the costs of such proprietary raw materials), then Buyer may terminate this Agreement by written notice to the Company and the Shareholders given on or before 8:00 p.m. (Eastern Time) on September 3, 2009, time being of the essence.

Section 7.2             Obtaining Consents and Governmental Approvals.  The Shareholders, the Company and the Buyer will cooperate and use their respective best efforts to make promptly any governmental and other registrations, filings, consents, transfers, applications, notices, approvals, orders, qualifications, licenses, permits, approvals, other authorizations and waivers and other actions of any kind which may be required to be made, filed, given or obtained by any of the Shareholders or the Company with, to or from any persons or governmental authorities or private agencies in connection with the consummation of the purchase of the Shares and the other transactions contemplated by this Agreement.

Section 7.3             Payment of Taxes.  Each Shareholder agrees to pay all income or capital gains taxes, if any, arising solely out of the sale of such Shareholder’s Shares to the Buyer pursuant to this Agreement.

Section 7.4             Further Assurances.  The Shareholders, the Company and the Buyer covenant and agree that, from time to time, whether at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the terms of this Agreement.  The Shareholders, the Company and the Buyer further covenant and agree that they will not take any action that will prevent their performance of this Agreement in accordance with its terms.

Section 7.5             Conduct of Business.  From the Effective Date through the Closing, except as set forth in Schedule 7.5 hereto or as may otherwise be consented to or approved by the Buyer in writing or provided for in this Agreement, the Company covenants and agrees, and the Shareholders covenant and agree that they will not cause or allow the Company to breach or violate such covenant and agreement, that:

(a)           the Company shall operate its business in the ordinary and usual course and in good faith, consistent with past management practices;

(b)           the Company shall not change or amend its Articles of Incorporation or Bylaws;

(c)           neither the Company nor any Shareholder shall issue, sell or agree to issue or sell (i) any Shares (other than by a Shareholder to a revocable trust established by such Shareholder for estate planning purposes) or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any Shares;

(d)           subject to and except as otherwise permitted by the provisions of Section 2.3(b) the Company shall not (i) declare, pay or set aside for payment any dividend or other distribution in respect of any Shares, or (ii) directly or indirectly, redeem, purchase or otherwise acquire any Shares;

(e)           the Company shall not make any capital expenditures, or commitments with respect thereto;

(f)            the Company shall not incur, assume or guarantee any indebtedness for money borrowed (which for this purpose shall include nonrecourse borrowings) or otherwise enter into any transaction, agreement, arrangement or understanding pursuant to which any third party agrees to provide or provides the Company with any funds other than in payment for goods or services in the ordinary course of business;

(g)           the Company shall not remove, transfer to the Shareholders or others, sell, or enter into any material contract with respect to, any of its properties or assets, other than sales and contracts entered into in the ordinary course of business and certain new private label contracts;

(h)           the Company shall not grant any bonus or any increase in the rate of compensation or in the benefits payable or to become payable to any officer or other employee or to any agent or consultant;

(i)            except in the ordinary course of business, the Company shall not encumber or permit to become subject to any encumbrance any of its assets or enter into any other transaction or make any other commitment that would reasonably be expected to have a material adverse effect on the Business Condition of the Company;

(j)            the Company shall not amend, or take any steps to amend, any of the Plans, except to the extent otherwise required to comply with applicable law; and

(k)           the Company shall maintain its corporate existence intact.

Section 7.6             Preservation of Business.  The Shareholders and the Company shall use their respective best efforts to preserve the business of the Company intact, to keep available to the Company and the Buyer the services of the employees of the Company and to preserve the goodwill of customers and others having business relations with the Company.

Section 7.7             Termination of Stock Restrictions.  Subject to and conditioned upon the consummation of the Closing, the Shareholders and the Company hereby agree that any and all agreements, obligations, covenants, and restrictions of any kind that may be in effect between any or all of such parties, if any, that would otherwise prohibit, limit, or restrict in any manner the purchase and sale of the Shares pursuant to this Agreement shall be and they hereby are terminated immediately prior to the consummation of the Closing and shall thereafter be null and void and of no further force or effect.

Section 7.8             Continued Employment; Employee Benefits.  Immediately following the Closing, Buyer covenants and agrees to offer, or to cause the Company to offer, all employees of the Company (other than R. Eugene Scribner) continued employment, at compensation levels equivalent to their current compensation levels, at their current work locations, and with the benefits listed in Schedule 7.8 attached hereto; provided, however, that nothing contained herein shall be construed to prevent, from and after the Closing, the termination of employment of any such employee nor the modification or termination of any such benefits.  Buyer covenants and agrees that (a) the only benefits listed in Schedule 7.8 that are tenure-based are Buyer’s 401(k) plan and vacation policies, and (b) each Company employee who continues to be employed by the Company following the Closing shall be credited, for tenure purposes under Buyer’s 401(k) plan and vacation policies, with tenure from and after the start date of such employee’s employment with the Company.  In addition the waiting period for any medical benefits will be waived as of the Closing Date for all such employees.

ARTICLE 8

Conditions to the Buyer’s Obligation to Close

The obligation of Buyer to consummate the Stock Purchase is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived by the Buyer):

Section 8.1             Representations, Warranties and Covenants of the Shareholders.  Each of the representations and warranties of the Shareholders contained in this Agreement shall be true in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for changes permitted by this Agreement), each of the covenants and agreements of the Shareholders to be performed on or before the Closing Date shall have been duly performed in all material respects, and the Buyer shall have received at the Closing a certificate to that effect in the form set forth in Exhibit H hereto dated the Closing Date and executed by or on behalf of the Shareholders.

Section 8.2             Closing Documents.  The Shareholders shall have furnished the Buyer with:

(a)           copies of the Articles of Incorporation of the Company certified as of recent date by the Secretary of State of the New Hampshire;

(b)           the original minute books of the Company and copies of the Bylaws of the Company, each certified as of the Closing Date by the Company’s Secretary; and

(c)           certificates for all of the Shares to be purchased, with appropriate stock powers attached, properly signed, together with evidence of payment of any applicable stock transfer taxes and together with the related stock books and stock transfer records.

Section 8.3             Filings; Consents; Waiting Periods.  All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind required of any persons or governmental authorities or private agencies (including, but without limitation, any approvals required by any person to whom the Company is indebted) in connection with (a) the consummation of the Stock Purchase, and (b) the other transactions contemplated by this Agreement, shall have been filed, made or obtained and any applicable waiting periods shall have expired or been terminated.

Section 8.4             No Litigation.  No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that seeks other relief with respect to any of such transactions or that could, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company (excluding any Houston Warehouse Construction Claim).  At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect that restrains or prohibits the consummation of the Stock Purchase.

Section 8.5             Opinion of Shareholders’ and the Company’s Counsel.  The Shareholders shall have delivered to the Buyer the written opinion, dated the Closing Date, counsel for the Shareholders and counsel for the Company.

Section 8.6             Resignations.  All persons serving as directors of the Company and all persons serving as officers of the Company, shall have submitted their written resignations to the Company, such resignations to be conditional upon and effective immediately prior to the consummation of the Closing.  The persons serving as the administrators of the Company’s 401(k) plan shall remain as administrators until the plan is terminated, which shall occur approximately thirty (30) days following the Closing.

Section 8.7             Ancillary Agreements.  The Ancillary Agreements shall have been executed and delivered.

Section 8.8             Houston Holdback Amount.  The Houston Holdback Amount shall have been paid by the Company to the Law Firm and deposited into the Trust Account.

ARTICLE 9

Conditions to the Shareholders’ Obligation to Close

The obligation of the Shareholders to consummate the Stock Purchase is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived by the Shareholders):

Section 9.1             Representations, Warranties and Covenants of the Buyer.  Each of the representations and warranties of the Buyer contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, each of the covenants and agreements of the Buyer to be performed on or before the Closing Date shall have been duly performed, and the Shareholders shall have received at the Closing Date a certificate to that effect in the form set forth in Exhibit I hereto dated the Closing Date and executed on behalf of the Buyer by an authorized officer of the Buyer.

Section 9.2             Payment of Purchase Price.  The Buyer shall have paid and delivered to the Shareholders the Purchase Price in the manner set forth in Section 2.3(a) hereof, provided that (i) the Retained Company Cash component of the Cash Consideration, if not paid at Closing, shall be paid and delivered no later than four (4) business days following the Closing Date, and shall constitute an absolute and unconditional obligation of the Buyer which shall survive the Closing and shall not be subject to any right of setoff, and (ii) to the extent the amount of Retained Company Cash included in the Cash Consideration is based upon an agreed upon estimate of the Closing Net Working Capital by the Shareholders’ Representatives and the Buyer at Closing, the amount so paid shall be subject to subsequent adjustment pursuant to the provisions of Sections 2.3(c)(ii), (iii) and (iv).

Section 9.3             No Litigation.  No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that seeks other relief with respect to any of such transactions or that could, individually or in the aggregate, have a material adverse effect on the Business Condition of the Buyer.  At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect that restrains or prohibits the consummation of the Stock Purchase.

Section 9.4             Filings; Consents; Waiting Periods.  All registrations, filings, applications, notices, transfers consents, approvals, orders, qualifications, waivers and other actions of any kind required of any persons or governmental authorities or private agencies in connection with (a) the consummation of the Stock Purchase, and (b) the other transactions contemplated by this

Agreement, shall have been filed, made or obtained and any applicable waiting periods shall have expired or been terminated.

Section 9.5             Opinion of the Buyer’s Counsel.  The Buyer shall have delivered to the Shareholders the written opinion, dated the Closing Date, of Hughes & Associates, counsel for the Buyer, in the form set forth in Exhibit G hereto.

Section 9.6             Ancillary Agreements.  The Ancillary Agreements shall have been executed and delivered.

ARTICLE 10

Termination; Amendment and Modification

Section 10.1           Termination.  In the event of any termination of this Agreement, the Buyer will deliver to the Company all documents, work papers and other materials obtained by the Buyer or its representatives from the Company or its representatives as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.  In addition, the Buyer shall continue to comply with the provisions of a confidentiality letter agreement dated December 8, 2008 executed by the Buyer and by the Company’s investment banking firm, Einhorn Associates, Inc., which provisions shall survive the termination of this Agreement.

Section 10.2           Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

ARTICLE 11

Miscellaneous

Section 11.1           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 11.2           Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the choice of law principles thereof.

Section 11.3           Entire Agreement.  This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to therein.

Section 11.4           Release of Prior Claims.  Effective on the Closing, and except for the respective obligations of the parties under this Agreement and under the Ancillary Agreements:

(a)           the Shareholders, by the execution of this Agreement, release and forever discharge the Company and its directors, officers and employees from any and all claims or demands, for all periods through the Closing Date, arising out of or related in any way to the Company or the actions or inactions of its directors, officers and employees with respect thereto; provided, that the foregoing release shall not apply to, and the Company and Buyer agree to pay and honor, the following:

(i)            any accrued and unpaid compensation and employee benefits payable to any employee Shareholder as of the Closing Date,

(ii)           any accrued reimbursable expenses payable to any employee Shareholder, or

(iii)          any right arising under applicable law, the Company’s Articles of Incorporation or Bylaws, or under any insurance policy maintained by the Company, to be defended by or indemnified from any claim made against a Shareholder by reason of his being a shareholder, director, officer, or employee of the Company; and

(b)           the Company, by the execution of this Agreement, releases and forever discharges the Shareholders from any and all claims or demands, for all periods through the Closing Date, arising out of or related in any way to the Company or the actions or inactions of the Shareholders (whether in their respective capacity(ies) as shareholders, directors, officers and/or employees of the Company) with respect thereto, except for claims against a Shareholder involving fraud, embezzlement of Company funds or similar felonious actions against the Company by such Shareholder.

Section 11.5           Expenses.  Except as set forth in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 11.6           Specific Performance.  The Shareholders and the Buyer each acknowledge that, in view of the uniqueness of the Company, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled, at law or in equity.

Section 11.7           Notices.  All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail, postage prepaid, to the appropriate address as set forth below.

(a)                                  Notice to the Shareholders shall be given to the Shareholders Representatives addressed to:

Robert E. Scribner

304 Reid Road

Francestown, NH 03043

and

Paul W. Sullivan

22 Lookout Hill

Peterborough, NH 03458

with a copy to:

James G. Cook, Esq.

Cook, Little, Rosenblatt & Manson, p.l.l.c.

1000 Elm Street

Manchester, NH 03101

or at such other address and to the attention of such other person as the Shareholders may designate by written notice to the Buyer.

(b)(i)                      Notice to the Company given before the Closing shall be addressed to:

C.I.M. Industries Inc.

23 Elm Street

Peterborough, NH 03458

Attn: President

with a copy to:

James G. Cook, Esq.

Cook, Little, Rosenblatt & Manson, p.l.l.c.

1000 Elm Street

Manchester, NH 03101

or at such other address and to the attention of such other person as the Company may designate by written notice to the Buyer.

(ii)                                  Notice to the Company given after the Closing shall be addressed to:

C.I.M. Industries Inc.

c/o Chase Corporation

26 Summer Street

Bridgewater, MA 02324

Attention: Peter R. Chase, Chairman and CEO

with a copy to:

George M. Hughes, Esq.

Hughes & Associates

P.O. Box 590321

Newton Center, MA 02459-0321

or at such other address and to the attention of such other person as the Company may designate by written notice to the Shareholders.

(c)                                  Notices to the Buyer shall be addressed to:

Chase Corporation

26 Summer Street

Bridgewater, MA 02324

Attention: Peter R. Chase, Chairman and CEO

with a copy to:

George M. Hughes, Esq.

Hughes & Associates

P.O. Box 590321

Newton Center, MA 02459-0321

or at such other address and to the attention of such other person as the Buyer may designate by written notice to the Shareholders.

Any notice hereunder shall be deemed to have been served or given as of the date such notice is actually received.

Section 11.8           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

Section 11.9           Knowledge; Palmer’s Representations and Warranties.

(a)           As used in this Agreement, references to a Shareholder’s “knowledge” or like terms shall mean such Shareholder’s actual knowledge.  With respect to Thomas A. Palmer, Trustee of the Thomas A. Palmer Family Trust (“Palmer”), Palmer has never been employed by the Company, has never served as a director of the Company, and has only served as an officer of the Company in a very limited, non-operational capacity (i.e., as an Assistant Secretary of the Company during the period August 19, 1988 through August 15, 2007).

(b)           Palmer does not personally make any of the representations or warranties set forth in Article 4 of this Agreement.  However, Palmer is and will be severally liable as a Shareholder in accordance with his Proportionate Share pursuant and subject to the applicable provisions of Article 6; for the avoidance of doubt, such several liability includes Palmer’s liability with respect to his representations and warranties under Article 3 and also with respect to the Shareholders’ representations and warranties under Article 4 (in the latter case, even though such representations and warranties are not being made personally by Palmer).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties, all as of the Effective Date.

Chase:
Chase Corporation

By:
Title:	Chairman

Company:
C.I.M. Industries Inc.

By:
Title:	President

Shareholders:

Thomas A. Palmer, Trustee of the
Thomas A. Palmer Family Trust

Robert E. Scribner, Trustee of the
Robert E. Scribner Family Trust

Scott S. Scribner

Paul W. Sullivan

Richard H. Stephens

The undersigned hereby accept their appointment as Shareholder Representatives under the applicable provisions of the foregoing Stock Purchase Agreement and agree to undertake and perform their duties and authorities as set forth in said Stock Purchase Agreement, all as of the Effective Date.

Robert E. Scribner

Paul W. Sullivan

Signature Page to Stock Purchase Agreement

List of Exhibits

Exhibit A	Shareholder Allocations

Exhibit B	Form of Notes

Exhibit C	Form of Non-Compete Agreement

Exhibit D	Form of Lease Amendment

Exhibit E	Intentionally Omitted

Exhibit F	Form of Legal Opinion of Messrs. Cook, Little, Rosenblatt & Manson, pllc , counsel to Company and Shareholders

Exhibit G	Form of Legal Opinion of Hughes & Associates, counsel to the Buyer

Exhibit H	Form of Closing Certificate of the Shareholders

Exhibit I	Form of Closing Certificate of the Buyer

Exhibit J	Computation of Company’s Net Working Capital as of June 30, 2009

List of Schedules

Schedule 2.3(c)(ii)	Excluded Accounts Receivable and Excluded Inventory

Schedule 3.3	Brokers and Finders

Schedule 4.1(b)	Incorporation; Authorization, etc.

Schedule 4.4	Title; Leases; Condition of Properties [includes Exhibit 4.4(a)]

Schedule 4.5	Inventories

Schedule 4.6	Changes since December 31, 2008

Schedule 4.7	Litigation; Orders

Schedule 4.8	Copyrights, Trademarks & Patents [includes Exhibit 4.8]

Schedule 4.9	Licenses, Approvals, Other Authorizations, Consents, Reports, etc. required in connection with the Stock Purchase [includes Exhibit 4.9]

Schedule 4.11	Liabilities

Schedule 4.12	Contracts, Agreements, etc. [includes Exhibit 4.12(a) and Exhibit 4.12(g)]

Schedule 4.13	Interests of Certain Persons

Schedule 4.14	Taxes

Schedule 4.15	Employee Benefit Plans

Schedule 4.17	Environmental [includes Exhibit 4.17]

Schedule 7.5	Conduct of Business

Schedule 7.8	Employee Benefits